EXHIBIT 99.1

Washington Group International Reports Third Quarter Earnings, Raises 2006
New Work Guidance, Provides 2007 Financial Guidance

Financial Highlights

•                  New work for the 2006 third quarter was $1.2 billion, 92 percent of which is cost reimbursable.

•                  The company raises its 2006 new work guidance by $500 million to $4.1-$4.5 billion.

•                  Backlog at the end of the quarter was $5.1 billion—the highest in five years. Nearly 80 percent is cost reimbursable.

•                  Revenue for the quarter was $824.4 million.

•                  Net income of $4.3 million, or $0.14 per diluted share, was negatively impacted by charges totaling $24.9 million after minority interest ($14.9 million after tax) for increased estimated costs on two highway-construction projects and a $5.1 million ($3.0 million after tax) non-cash charge related to credit facility restructuring.

•                  Net income of $52.0 million, or $1.69 per diluted share, for the 2006 nine-month period was up 55 percent over the $33.5 million, or $1.10 per diluted share, in the period last year, including the impact of expensing stock options.

•                  No debt was outstanding, and cash on hand was $251.9 million at the end of the quarter.

BOISE, Idaho (November 6, 2006) — Washington Group International, Inc. (Nasdaq: WGII) today announced financial results for its third quarter ended September 29, 2006, raised its 2006 new work and backlog guidance, and provided guidance for 2007.

“Our results in the third quarter reflect continued strong end markets and fundamentally strong earnings growth,” said Stephen G. Hanks, president and chief executive officer. “We were awarded $1.2 billion of new work in the quarter, more than 90 percent of which is cost reimbursable. New work included awards for clean-air power programs, industrial facilities-management programs, and international infrastructure projects funded by the U.S. government. This brought backlog to $5.1 billion, nearly 80 percent of which is cost reimbursable. Not yet reflected in backlog is the U.S. Department of Energy’s extension of our contracts at the Savannah River Site for a period of up to 18 months and at the West Valley Demonstration Project for up to 12 months beyond each contract’s current expiration date of December 31, 2006.  Both contract extensions are currently being negotiated.

“While net income in the quarter was negatively impacted by $17.9 million in after-tax charges, net income for the nine-month period rose 55 percent to $52.0 million. Even with the charges, we continue to target net income of $75-$85 million for 2006, or $2.44-$2.76 per diluted share, with the lower end of the range the most likely outcome. Achieving the low end of the range would represent nearly 40 percent growth over 2005 net income of $53.9 million.”

In the quarter, the company recorded charges totaling $24.9 million after minority interest ($14.9 million after tax) for estimated cost growth due primarily to customer-directed changes, schedule delays, and reduced labor productivity on two southwest highway-construction projects; the cost growth will result in additional change orders and claims, the benefit of which will be recognized upon agreement with the customers.

In addition, as previously reported, the company recognized a $5.1 million non-cash charge ($3.0 million after-tax) relating to the write-off of unamortized debt-issuance costs associated with the restructuring of its credit facility. This restructuring is expected to result in a $2.0 million ($1.2 million after-tax) reduction in annual interest expense through June 2010.

Corporate Performance

In the 2006 third quarter, the company generated revenue of $824.4 million, compared to revenue of $815.0 million in the 2005 third quarter.

Due to the negative impact of the charges noted above, operating income in the 2006 third quarter was $7.2 million, compared to $34.9 million in the 2005 third quarter. Net income was $4.3 million, or $0.14 per diluted share, compared to $19.1 million, or $0.61 per diluted share, in the 2005 third quarter.  Excluding the impact of the charges, net income in the 2006 third quarter would have been $22.2 million, or $0.72 per diluted share.

New work awarded in the 2006 third quarter totaled $1.2 billion, up from $834.6 million in the 2006 second quarter. Ending backlog rose to $5.1 billion, nearly 80 percent of which is cost reimbursable.

Additional financial information is included in the accompanying tables.

Federal Income Tax Position and Cash Flow

As a result of working capital requirements and expenditures for capital equipment, cash declined $40.3 million from the previous quarter to $251.9 million.

Cash flow will remain strong and continue to benefit from the company’s favorable tax attributes including net operating loss carryovers (NOLs) and goodwill amortization. The cash flow benefit in 2006 from favorable tax attributes will be approximately $40 million. Since 2002, cash flow has been enhanced by more than $140 million. Looking to the future, cash flow will benefit by an additional $250 million between 2007 and 2015 as the company continues to utilize the NOLs and goodwill amortization.

The company recently completed its $175 million stock buyback program.

 “Our financial condition remains strong, providing us the capacity to invest in growth opportunities while also returning cash to our shareholders through stock buybacks,” Hanks said.

Business Unit Performance

•                  Energy & Environment:  In the 2006 third quarter, Energy & Environment generated revenue of $187.3 million and operating income of $16.4 million. Revenue increased 8 percent or $13.6 million and operating income increased 24 percent or $3.2 million over the 2005 third quarter. The improvements are due primarily to the growth in programs in the Middle East, assuming management of nuclear and other operations at the U.S. Department of Energy’s Los Alamos National Laboratory, and the favorable impact of acquiring British Nuclear Fuels Limited’s minority interest in Washington Group’s government services businesses. New work totaled $157.3 million, and the backlog at the end of the quarter was $723.4 million, down $32.2 million from the end of the second quarter.

•                  Defense:  In the 2006 third quarter, Defense generated revenue of $145.7 million and operating income of $10.7 million. As compared to the 2005 third quarter, revenue increased by $16.3 million and operating income increased slightly. Operating income continues to reflect award fees for outstanding performance at chemical demilitarization projects. New work totaled $112.1 million, attributable primarily to ongoing threat-reduction contracts. Backlog at the end of the quarter was $891.7 million, down $33.6 million from the end of the second quarter.

•                  Mining:  In the 2006 third quarter, Mining generated revenue of $54.3 million and operating income of $9.8 million. Revenue decreased $5.7 million and operating income declined $5.2 million compared to the 2005 third quarter. Operations in contract mining were adversely impacted by commodity-cost escalation, equipment repairs, and adverse site conditions. The company’s share of MIBRAG’s third-quarter earnings totaled $9.2 million, about the same as in third-quarter 2005. New work totaled $38.6 million. Backlog at the end of the quarter was $721.7 million, down $25.3 million from the end of the second quarter.

•                  Power:  In the 2006 third quarter, Power generated revenue of $170.7 million and operating income of $11.6 million. Revenue was down $13.0 million from the 2005 third quarter, with new programs nearly offsetting a $36.1 million reduction in Iraq revenue that resulted from completion of certain projects. Operating income was down $6.6 million attributable to the winding down of some Iraq programs and the 2005 quarter benefiting from a $4.2 million claim settlement on a completed power project in Saudi Arabia. New work totaled $661.3 million, driven by clean-air programs at two major utilities and a construction-management contract for a new uranium-enrichment facility in New Mexico. Backlog was $1.3 billion, up $490.7 million from the end of the second quarter.

•                  Infrastructure:  In the 2006 third quarter, Infrastructure generated revenue of $142.7 million and an operating loss of $17.8 million. The loss includes charges of $30.3 million ($24.9 million after minority interest) for estimated cost growth due primarily to customer-directed changes, schedule delays, and reduced labor productivity on two southwest highway-construction projects. The increased estimated cost to complete these two projects has resulted in change orders and claims, the company’s share of which are approximately $59 million that have been submitted to the customer and $21 million that are still pending submission. Additional claims are also being prepared. The company is actively negotiating with the customers, seeking recovery of these claims. For the past two years, the business unit has been focused on cost-reimbursable and other low-risk work including negotiated design-build, program management, operations and maintenance, and engineering services programs. Excluding the two highway projects, the business unit’s operating income during the quarter was $12.5 million on revenue of $119.7 million. New work for the quarter totaled $189.5 million, 93 percent of which is cost reimbursable. Backlog at the end of the third quarter was $892.5 million; this includes $156.3 million associated with the southwest highway projects.

•                  Industrial/Process:  For the 2006 third quarter, Industrial/Process generated revenue of $121.2 million, up 22 percent or $22.0 million over the 2005 third quarter, driven by growth in the oil and gas market. The operating loss for the quarter was $2.9 million, compared to operating income of $3.1 million in the 2005 third quarter. The business unit continues to invest heavily in business development and marketing in oil, gas, chemical, and industrial markets. While new work awarded in the quarter totaled $74.8 million, the business unit’s new work is expected to total approximately

$1 billion for the full year. Backlog at the end of the quarter was $603.6 million, down $46.6 million from the end of the second quarter.

Guidance

New Work & Backlog:  With robust end markets, the company is raising its 2006 new work and backlog guidance and expects significant new work and a growing backlog again in 2007.

For 2006, as a result of strength in its Power and Industrial/Process business units, the company raises its guidance for new work to $4.1-$4.5 billion from $3.6-$4.0 billion. Most of the company’s new work is long term and cost reimbursable, contributing to a growing backlog. As a result, the company increases its 2006 backlog guidance to $5.5-$5.8 billion from $4.9-$5.2 billion.

In 2007, the Power Business Unit should continue to experience strong market conditions for plant modification and new-generation projects, and the rebirth of the new nuclear market could also bolster new work prospects. The company expects the Industrial/Process Business Unit’s oil and gas and facilities-management markets to remain strong. Mining stands to benefit from the continued strong demand for coal, metals, and industrial minerals. Energy & Environment is expected to have several new work opportunities as the U.S. Department of Energy is scheduled to award contracts at environmental remediation, nuclear operations, and laboratory sites in 2007. The Infrastructure Business Unit is gaining traction through its focus on its low-risk business model and is anticipating growth in new work in 2007. New work from Middle East projects is expected to decline significantly from the 2006 level.

Revenue: The strong backlog position is setting the stage for double-digit revenue growth in 2007, with growth especially strong in Power and Industrial/Process.

Net Income: The company will continue to benefit from its balanced and diversified portfolio of markets and services. The Infrastructure Business Unit should show significant improvement in profitability without the impact of charges associated with the fixed-price highway projects, which are scheduled for completion during 2007 and early 2008. The Industrial/Process Business Unit will benefit from growth in facilities management and industrial services. The Mining Business Unit should benefit from improved performance in several contract mining projects. Power’s earnings should improve despite a significantly lower contribution from work in the Middle East. Defense and Energy & Environment business units are expected to turn in strong results in 2007. However, the significant performance-based incentive awards in 2006 for achieving several key milestones at the Savannah River Site will not recur in 2007, hampering year-over-year comparisons for Energy & Environment and the company. Overall, work in the Middle East will be significantly lower in 2007, as projects are completed.

Net income guidance for 2007 is currently $80-$90 million, or $2.60-$2.92 per diluted share, excluding the benefits of any claim recoveries. Cash flow will be strong in 2007 and will continue to benefit from the company’s favorable tax position.

Financial Guidance

	2006 Guidance				2007 Guidance
	July 2006		November 2006
Backlog (at year-end)	$4.9 - $5.2	B	$5.5 - $5.8	B	$6.0 - $6.4	B
New Work	$3.6 - $4.0	B	$4.1 - $4.5	B	$4.2 - $4.6	B
Revenue	$3.3 - $3.6	B	$3.3 - $3.6	B	$3.6 - $4.0	B
Net Income	$75 - $85	M	$75 - $85	M	$80 - $90	M
Diluted EPS	$2.42 - $2.74	(a)	$2.44 - $2.76	(b)	$2.60 - $2.92	(b)

a- Assumes fully diluted outstanding shares of 31.0 million

b- Assumes fully diluted outstanding shares of 30.8 million

Investor Conference Call

Washington Group International will host an investor conference call tomorrow, November 7, at 1 p.m. Eastern Time.  The company will provide a webcast of its call live and via replay over the Internet at www.wgint.com.

About Washington Group International

Washington Group International Inc. (Nasdaq: WGII) provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. Headquartered in Boise, Idaho, with more than $3 billion in annual revenue, the company has approximately 24,000 people at work around the world providing solutions in power, environmental management, defense, oil and gas processing, mining, industrial facilities, transportation, and water resources. For more information, visit www.wgint.com.

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This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof.  Each forward-looking statement, including, without limitation, any financial guidance, speaks only as of the date on which it is made, and Washington Group undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. The forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties.  Actual results may vary materially as a result of changes or developments in social, economic, business, market, legal, and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by customers, clients, suppliers, business partners, or government bodies.  Performance is subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of customers, and spending levels and priorities of the U.S., state and other governments.  Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives.  For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see “Note Regarding Forward-Looking Information” and “Item 1A. Risk Factors” in Washington Group’s annual report on Form 10-K for fiscal year 2005.

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	September 29, 2006	September 30, 2005 *	September 29, 2006	September 30, 2005 *
Revenue	$824,354	$814,969	$2,542,753	$2,289,014
Cost of revenue	(808,847)	(772,319)	(2,426,850)	(2,198,778)
Gross profit	15,507	42,650	115,903	90,236
Equity in income of unconsolidated affiliates	12,321	10,021	29,137	19,287
General and administrative expenses	(20,619)	(17,754)	(55,626)	(44,907)
Operating income	7,209	34,917	89,414	64,616
Interest income	2,968	1,899	8,106	5,960
Interest expense	(1,199)	(1,866)	(4,883)	(8,223)
Write-off of deferred financing fees	(5,063)	—	(5,063)	(3,588)
Other expense, net	(171)	(547)	(68)	(552)
Income before income taxes and minority interests	3,744	34,403	87,506	58,213
Income tax expense	(1,606)	(13,076)	(35,302)	(20,068)
Minority interests in (income) loss of consolidated subsidiaries, net of tax	2,175	(2,192)	(231)	(4,686)

Net income	$4,313	$19,135	$51,973	$33,459

Net income per share:
Basic	$0.15	$0.73	$1.81	$1.29
Diluted	0.14	0.61	1.69	1.10

Shares used to compute net income per share:
Basic	28,765	26,214	28,638	25,899
Diluted	30,706	31,357	30,680	30,311

*       Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In thousands, except per share data)	September 29, 2006	December 30, 2005 *
ASSETS
Current assets
Cash and cash equivalents	$199,095	$237,706
Restricted cash	52,759	52,533
Accounts receivable, including retentions of $16,405 and $22,849, respectively	210,349	275,623
Unbilled receivables	401,813	256,090
Investments in and advances to construction joint ventures	53,976	56,668
Deferred income taxes	110,408	107,798
Other	44,759	41,202
Total current assets	1,073,159	1,027,620

Investments and other assets
Investments in unconsolidated affiliates	113,351	172,448
Goodwill	103,897	162,270
Deferred income taxes	207,510	142,525
Other assets	41,610	59,362
Total investments and other assets	466,368	536,605

Property and equipment
Construction equipment	153,788	121,109
Other equipment and fixtures	49,379	40,415
Buildings and improvements	12,099	12,575
Land and improvements	584	2,403
Total property and equipment	215,850	176,502
Less accumulated depreciation	(91,817)	(75,748)
Property and equipment, net	124,033	100,754

Total assets	$1,663,560	$1,664,979

*       Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)
(UNAUDITED)

(In thousands, except per share data)	September 29, 2006	December 30, 2005*
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $23,853 and $32,127, respectively	$303,002	$253,559
Billings in excess of cost and estimated earnings on uncompleted contracts	163,377	239,106
Accrued salaries, wages and benefits, including compensated absences of $54,557 and $49,578, respectively	157,871	158,033
Other accrued liabilities	52,602	46,639
Total current liabilities	676,852	697,337

Non-current liabilities
Self-insurance reserves	74,565	66,933
Pension and post-retirement benefit obligations	93,234	99,239
Other non-current liabilities	39,490	38,801
Total non-current liabilities	207,289	204,973

Contingencies and commitments

Minority interests	4,869	5,578

Stockholders’ equity
Preferred stock, par value $.01 per share, 10,000 shares authorized	—	—
Common stock, par value $.01 per share, 100,000 shares authorized; 29,808 and 26,870 shares issued, respectively	298	269
Capital in excess of par value	663,120	574,094
Stock purchase warrants	—	15,104
Retained earnings	154,619	157,239
Treasury stock, 944 and 32 shares, respectively, at cost	(54,259)	(1,307)
Unearned compensation — restricted stock	(9,429)	(4,233)
Accumulated other comprehensive income	20,201	15,925
Total stockholders’ equity	774,550	757,091

Total liabilities and stockholders’ equity	$1,663,560	$1,664,979

*       Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.

WASHINGTON GROUP INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months Ended
(In thousands)	September 29, 2006	September 30, 2005*
Operating activities
Net income	$51,973	$33,459
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Cash paid for reorganization items	(1,780)	(1,613)
Depreciation of property and equipment	22,002	14,645
Amortization of intangible assets	11,346	—
Amortization and write-off of deferred financing fees	6,394	5,748
Non-cash income tax expense	30,292	17,099
Minority interests in income of consolidated subsidiaries, net of tax	231	4,686
Equity in income of unconsolidated affiliates, less dividends received	(15,892)	(7,554)
Gain on sale of assets, net	(1,749)	(820)
Stock-based compensation	8,201	3,436
Changes in operating assets, liabilities and other, net of business acquisition	(107,902)	(73,518)
Net cash provided (used) by operating activities	3,116	(4,432)

Investing activities
Property and equipment additions	(44,120)	(51,584)
Property and equipment disposals	3,749	6,676
Business acquisition, net of cash acquired of $563	(6,103)	—
Purchases of short-term investments	—	(74,900)
Sales of short-term investments	—	105,100
Change in restricted cash	(226)	22,127
Contributions and advances to unconsolidated affiliates	(1,632)	(3,608)
Other	—	(518)
Net cash used by investing activities	(48,332)	3,293

Financing activities
Proceeds from exercise of stock options and warrants	84,297	19,979
Excess tax benefit from exercise of stock options	4,715	4,230
Purchase of warrants and treasury stock	(79,650)	(20,976)
Payment of financing fees	—	(4,577)
Payoff of loan assumed in business acquisition	(1,668)	—
Distributions to minority interest, net	(1,089)	(597)
Net cash provided (used) by financing activities	6,605	(1,941)

Decrease in cash and cash equivalents	(38,611)	(3,080)
Cash and cash equivalents at beginning of period	237,706	224,529

Cash and cash equivalents at end of period	$199,095	$221,449

Supplemental disclosure of cash flow information
Interest paid	$2,740	$6,076
Income taxes paid (refunded), net	2,254	1,812
Settlement payments related to tax audits of prior periods	6,983	6,406

*       Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.

WASHINGTON GROUP INTERNATIONAL, INC.
SEGMENT INFORMATION
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
(In millions)	2006	2005 *	2006	2005 *
Revenue
Power	$170.7	$183.7	$580.6	$521.2
Infrastructure	142.7	167.5	436.9	514.6
Mining	54.3	60.0	120.7	130.3
Industrial/Process	121.2	99.2	371.4	299.8
Defense	145.7	129.4	438.9	414.5
Energy & Environment	187.3	173.7	592.5	406.6
Intersegment and other	2.5	1.5	1.8	2.0
Total revenue	$824.4	$815.0	$2,542.8	$2,289.0

Operating income (loss)
Power	$11.6	$18.2	$33.9	$57.5
Infrastructure	(17.8)	(6.0)	(18.1)	(50.2)
Mining	9.8	15.0	15.2	21.0
Industrial/Process	(2.9)	3.1	3.8	2.6
Defense	10.7	10.3	35.3	42.4
Energy & Environment	16.4	13.2	77.8	38.5
Intersegment and other unallocated operating costs	—	(1.1)	(2.9)	(2.3)
Total segment operating income	27.8	52.7	145.0	109.5
General and administrative expenses, corporate	(20.6)	(17.8)	(55.6)	(44.9)
Total operating income	$7.2	$34.9	$89.4	$64.6

New work
Power	$661.3	$223.6	$933.6	$730.6
Infrastructure	189.5	256.1	351.0	519.1
Mining	38.6	16.9	301.9	290.2
Industrial/Process	74.8	115.9	487.9	306.2
Defense	112.1	114.1	340.1	425.4
Energy & Environment	157.3	200.7	452.8	865.1
Other	2.5	1.5	1.7	2.0
Total new work	$1,236.1	$928.8	$2,869.0	$3,138.6

	September 29,	December 30,
(In millions)	2006	2005
Backlog
Power	$1,277.9	$924.9
Infrastructure	892.5	1,046.1
Mining	721.7	565.4
Industrial/Process	603.6	487.7
Defense	891.7	990.4
Energy & Environment	723.4	865.8
Total backlog	$5,110.8	$4,880.3

*       Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

We view EBITDA as a performance measure of operating liquidity, and as such we believe that the GAAP financial measure most directly comparable to it is net cash provided by operating activities (see reconciliation of EBITDA to net cash provided by operating activities below). EBITDA is not an alternative to and should not be considered instead of, or as a substitute for, earnings from operations, net income or loss, cash flows from operating activities or other statements of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of profitability or liquidity. In addition, our calculation of EBITDA may or may not be comparable to similarly titled measures of other companies.

EBITDA is used by our management as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of factors and trends affecting our business than the GAAP results alone. We also regularly communicate our EBITDA to the public through our earnings releases because it is a financial measure commonly used by analysts that cover our industry to evaluate our performance as compared to the performance of other companies that have different financing and capital structures or effective tax rates. In addition, EBITDA is a financial measure used in the financial covenants of our credit facility and therefore is a financial measure to evaluate our compliance with our financial covenants. Management compensates for the above-described limitations of using a non-GAAP financial measure by using this non-GAAP financial measure only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business.  Components of EBITDA are presented below:

	Three Months Ended		Nine Months Ended
(UNAUDITED)	September 29,	September 30,	September 29,	September 30,
(In millions)	2006	2005*	2006	2005*
Net income	$4.3	$19.1	$52.0	$33.5
Interest expense (a)	6.3	1.9	9.9	11.8
Tax expense	1.6	13.1	35.3	20.0
Depreciation and amortization	10.3	5.5	33.3	14.6
EBITDA	$22.5	$39.6	$130.5	$79.9

(a) Includes write-off of deferred financing fees of $5.1 million for the three and nine months ended September 29, 2006 and $3.6 million for the nine months ended September 30, 2005.

*       Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.

RECONCILIATION OF EBITDA TO NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES

We believe that net cash provided (used) by operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net cash provided (used) by operating activities for each of the periods for which EBITDA is presented.

	Three Months Ended		Nine Months Ended
(UNAUDITED)	September 29,	September 30,	September 29,	September 30,
(In millions)	2006	2005*	2006	2005*
EBITDA	$22.5	$39.6	$130.5	$79.9
Interest expense	(6.3)	(1.9)	(9.9)	(11.8)
Tax expense	(1.6)	(13.1)	(35.3)	(20.0)
Cash paid for reorganization items	(0.8)	(0.9)	(1.8)	(1.6)
Amortization and write-off of financing fees	5.3	0.6	6.4	5.7
Non-cash income tax expense	4.3	13.4	30.3	17.1
Minority interests in loss (income) of consolidated subsidiaries, net of tax	(2.2)	2.2	0.2	4.7
Equity in income of unconsolidated affiliates, less dividends received	(7.2)	(5.4)	(15.9)	(7.6)
Gain on sale of assets, net	(0.9)	(0.3)	(1.7)	(0.8)
Stock-based compensation	2.2	1.2	8.2	3.4
Changes in operating assets, liabilities and other, net of business acquisition	(37.2)	(45.7)	(107.9)	(73.4)
Net cash provided (used) by operating activities	$(21.9)	$(10.3)	$3.1	$(4.4)

*       Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options.